Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces First Quarter Results
Torrance, California — June 9, 2011 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
Our first quarter results reflect the continued softness in state and municipal funding in general, and public school funding in particular. First quarter sales declined by 2.4% from $24,860,000 in fiscal 2010 to 24,256,000. Although sales declined modestly, pre-tax operating loss improved compared to the prior year from $6,494,000 to $5,372,000.
Publicly funded entities are suffering budget challenges not experienced in recent history. A reduction in tax revenues coupled with structural spending deficits are threatening budgets for education spending, typically the largest line item in a state budget. Most states, cities, counties, and school districts are facing significant reductions in operating budgets requiring cutbacks in personnel and services, leaving less money for replacement furniture. Bond funding for public schools has declined, but is relatively strong.
While first quarter 2011 sales were comparable to the prior year, order rates have deteriorated, particularly in April 2011, the last month of the quarter. For the first quarter of 2011, order rates compared to the prior year have declined by nearly 22%. Well publicized debates regarding proposed tax increases or threatened service reductions have led to uncertainty and delays in the budgeting process, and we are hopeful that order rates will improve in the near future as spending budgets are approved. We believe that until the private sector recovers fully and structural spending issues are addressed by the public sector, spending for new schools and new school furniture will remain below the levels of the past few years.
We remind investors that our first quarter is seasonally light and therefore not a proportional representation for the full year. Our market remains highly volatile and current trends could deteriorate or improve as the year progresses. Here are our results for the first quarter ended April 30, 2011, and the comparable period last year:

		Three Months Ended
		4/30/2011	4/30/2010
		(In thousands, except share data)
Net sales		$24,256	$24,860
Cost of sales		17,478	18,589

Gross profit		6,778	6,271
Selling, general administrative & other expense		12,150	12,765

Loss before income taxes		(5,372)	(6,494)
Income tax expense (benefits)		28	(1,413)

Net loss		$(5,400)	$(5,081)

Cash dividend declared		$0.05	$0.05

Net loss per share — basic (a)		$(0.38)	$(0.36)

Weighted average shares outstanding — basic (a)		14,205	14,157

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.
	4/30/2011	1/31/2011	4/30/2010

Current assets	$64,722	$49,515	$76,502
Non-current assets	50,568	51,073	60,600
Current liabilities	39,059	20,017	41,697
Non-current liabilities	31,741	30,169	31,872
Stockholders’ equity	44,490	50,402	63,533

Despite a modest reduction in first quarter sales, our first quarter operating results showed improvement. Gross profit improved to 27.9% of net sales from 25.2% due to a combination of increased selling prices, slightly higher factory utilization, and cost reductions offset in part by the increased cost of raw materials. Our cost control efforts also enabled us to reduce our selling, general and administrative expenses, both in absolute dollars and as a percentage of sales.
Cost controls implemented in the fourth quarter of 2010 allowed for modestly improved results in the first quarter of 2011, but will not be adequate to achieve profitability if order rates continue at the current rate. We continue to aggressively pursue all profitable business in our market, and we continue to bring new products to market in an effort to gain market share. In response to the reduction in orders, we are evaluating different methods to further reduce our cost structure and to control spending. The seasonal nature of our business will allow us to control our inventory levels this summer, and we have already taken measures to establish production levels appropriate to this summer’s anticipated business activity.
Longer term, underlying demographic trends remain as favorable as at any time since the early 1960’s. Annual births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). Despite underlying demographic strength the domestic market for classroom furniture seems likely to remain soft until the economy and the related state and local tax receipts recover. We believe that there is no reasonable alternative to a public school system, and we have significant market penetration in alternatives such as private and charter schools.
Along with our ongoing sales to public, private, and charter schools, the Company is accelerating efforts to increase sales to customers who purchase furniture and equipment through the General Services Administration (GSA). Virco is also experiencing growing success in several international markets. To complement these efforts, Virco is increasing our outreach to customers in colleges and universities nationwide.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; economic conditions; the educational furniture industry; state and municipal bond funding; cost control initiatives; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2011, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing